Exhibit 99.1

Straight Path Communications Reports Results for First Quarter Fiscal 2016

GLEN ALLEN, VA — December 10, 2015 — Straight Path Communications Inc. (NYSE MKT: STRP), a communications asset company, announced today operating results for its first quarter of fiscal 2016, the three months ended October 31, 2015. Straight Path holds and leases an extensive portfolio of 39 GHz and LMDS wireless spectrum licenses with deep coverage across the entire United States and owns an intellectual property portfolio focused on communications over computer networks.

Q1 Fiscal Year 2016 Highlights

(In millions of USD)	FY 2016 – Q1	FY 2015 – Q1	FY 2015 – Q4
Total Revenues	$1.7	$4.8	$2.8
Total Costs	$2.4	$3.2	$4.2
Income (Loss) from Operations	$(0.7)	$1.6	$(1.4)
Other Income	$0.0	$0.0	$0.3
Income (Taxes) Tax Benefit	$0.0	$0.8	$(2.7)
Net Income (Loss) Attributable to SPCI	$(0.6)	$0.7	$(3.2)

Some items in the table may not foot correctly due to rounding

•	Total Revenues of $1.7 million primarily related to allocation of IP Settlements entered into in prior periods, compared to Total Revenues of $2.8 million in the previous quarter and $4.8 million in first quarter fiscal 2015

•	Loss from Operations of $0.7 million, compared to Loss from Operations of $1.4 million in the previous quarter and Income from Operations of $1.6 million in first quarter fiscal 2015

•	Net Loss attributable to SPCI of $0.6 million compared to Net Loss attributable to SPCI of $3.2 million in the previous quarter and Net Income attributable to SPCI of $0.7 million in first quarter fiscal 2015

•	Cash/cash equivalents of $16.3 million at October 31, 2015, down by $2.3 million from the prior quarter close, in line with expectations

•	FCC released its Notice of Proposed Rulemaking (“NPRM”) on October 23, 2015, which focused on 28, 37, 39, and 60 GHz as the primary bands for proposed rules for mobility

•	We signed a long-term lease with a leading national provider of wireless broadband Internet services to deploy multiple sectors of our LMDS spectrum in NYC for use with the Cambridge Broadband Networks Ltd. (“CBNL”) PMP platform

•	Our IP Group won its appeal, reversing the claim construction of the Patent Trial and Appeal Board (“PTAB”)

Management Comments

Davidi Jonas, Chief Executive Officer of Straight Path commented, “Straight Path delivered on its strategic objectives and adhered to its mission. We continue to operate efficiently and made continued progress in several key areas of our business:

•	The FCC has released its NPRM for four mmWave bands, including two exclusive licensed bands 39 and 28 GHz. The FCC and industry leaders seem to believe in the long-term value of our spectrum and its future prospects. While the NPRM is not the final step in the regulatory process, we believe the content of the NPRM is a major milestone for us.

•	The 3rd Generation Partnership Project (3GPP), which unites 7 telecommunications standard development organizations, has a working group for 5G which has begun standard setting conversations, and the joint proposal of industry leaders advocates for phase 1 to address frequencies (at least) up to 40 GHz. The goal is to complete phase 1 in 2018.

•	The 37-40 GHz band was one of those chosen for study for mobile services to be presented at WRC-19. World Radio Communications conferences are held every three to four years. It is the job of WRC to review and, if necessary, revise the international treaty governing Radio Regulations.

•	We opened our ‘Gigabit Mobility Lab’ in Plano, Texas and began development of a 39 GHz transceiver for 5G mobile service. Led by our CTO, Jerry Pi, supported by an expanding team, we believe we are on track to demonstrate within 14 months.

•	Our collaboration with CBNL continues to broaden, and contributed to our securing of a leading national wireless provider as a spectrum lease customer, demonstrating the benefits for major wireless operators to increase their reach efficiently to enterprise and other end-users. We are exploring other cities with this provider for expansion in both LMDS and 39 GHz bands.”

Mr. Jonas added, “Our Straight Path IP Group won its appeal. The US Court of Appeals of the Federal Circuit reversed the PTAB’s cancellation of all challenged claims of the ’704 Patent, rejected the PTAB’s claim construction of a key claim term, and remanded the case back to PTAB for further proceedings consistent with the corrected construction. The same key claim term is at issue in other Inter Partes Reviews brought by different parties against this patent.”

Mr. Jonas concluded, “We are energized by the progress we have achieved towards our strategic objectives. We hope to continue to deliver on the efforts that will generate maximal value for our stockholders.”

# # #

Investor Conference Call

Straight Path will host a conference call this afternoon, Thursday, December 10, 2015 at 4:30pm EST to provide a business update to the investment community. To participate, please call 1-888-349-0087 from the U.S. or + 1-412-902-4295 internationally and use access code 10077162. The conference call will also be available via a listen-only webcast by accessing the Investors section of Straight Path Communications’ website, www.straightpath.com/investors.

A replay of the conference call will also be available approximately two hours after completion of the live conference call at www.straightpath.com/investors. A telephonic replay of the call will be available until December 17, 2015. To access the replay, please dial: 1-877-870-5176 from the U.S. or +1-858-384-5517 internationally. Participants must use the following code to access the replay of the call: 10077162.

About Straight Path Communications Inc.

Straight Path (NYSE MKT: STRP) holds, leases and markets its extensive holdings of 39GHz and 28GHz fixed wireless spectrum licenses through its Straight Path Spectrum subsidiary. Straight Path holds, licenses and conducts other business related to certain patents through its Straight Path IP Group subsidiary. Additional information is available on Straight Path’s websites: Corporate: www.straightpath.com Spectrum: www.straightpath39.com

Safe Harbor

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words "believe," "anticipate," "expect," "plan," "intend," "estimate, "target" and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our Annual Report on Form 10-K for the fiscal year ended July 31, 2014 and our other periodic filings with the SEC (under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations"). We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact

Yonatan Cantor

Straight Path Communications Inc.

804-433-1523

yonatan.cantor@straightpath.com

STRAIGHT PATH COMMUNICATIONS INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, except per share data)

	October 31, 2015	July 31, 2015
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$16,307	$18,620
Trade accounts receivable, net of allowance for doubtful accounts of $0 and $0, respectively	84	82
Prepaid expenses - related to settlements and licensing	-	783
Other current assets	354	273
Total current assets	16,745	19,758
Prepaid expenses – development agreement	1,000	-
Intangible assets	365	365
Other assets	110	115
Total Assets	$18,220	$20,238

Liabilities and Equity
Current liabilities:
Trade accounts payable	$144	$238
Accrued expenses	596	828
Deferred revenue	44	1,646
Income taxes payable	225	225
Total current liabilities	1,009	2,937
Deferred revenue - long-term portion	104	105
Total liabilities	1,113	3,042
Commitments and contingencies
Equity
Straight Path Communications Inc. stockholders’ equity:
Preferred stock, $0.01 par value; 3,000 shares authorized; no shares issued and outstanding	-	-
Class A common stock, $0.01 par value; 2,000 shares authorized; 787 shares issued and outstanding	8	8
Class B common stock, $0.01 par value; 40,000 shares authorized; 11,396 and 11,308 shares issued, 11,354 and 11,266 shares outstanding as of October 31, 2015 and July 31, 2015	114	113
Common stock to be issued; 0 and 60,000 shares	-	1,495
Additional paid-in capital	19,408	17,316
(Accumulated deficit) retained earnings	(560)	72
Treasury stock, 42 shares at cost	(480)	(480)
Total Straight Path Communications Inc. stockholders’ equity	18,490	18,524
Noncontrolling interests	(1,383)	(1,328)
Total equity	17,107	17,196
Total liabilities and equity	$18,220	$20,238

STRAIGHT PATH COMMUNICATIONS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In Thousands, except per share data)

	Three Months Ended
	October 31,
	2015	2014

Revenues	$1,703	$4,823

Costs and expenses:
Direct cost of revenues	782	2,108
Selling, general and administrative	1,612	1,103

Total costs and expenses	2,394	3,211

(Loss) income from operations	(691)	1,612

Other income:
Interest income	10	9
Other income	-	23

Total other income	10	32

(Loss) income before income taxes	(681)	1,644
Provision for income taxes	(6)	(755)

Net (loss) income	(687)	889
Net loss (income) attributable to noncontrolling interests	55	(183)

Net (loss) income attributable to Straight Path Communications Inc.	$(632)	$706

Earnings (loss) per share attributable to Straight Path Communications Inc. stockholders:
Basic	$(0.05)	$0.06

Diluted	$(0.05)	$0.06

Weighted-average number of shares used in calculation of earnings (loss) per share:
Basic	11,810	11,398

Diluted	11,810	11,803

STRAIGHT PATH COMMUNICATIONS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Three Months Ended October 31, 2015

(Unaudited)

(In Thousands)

	Three Months Ended
	October 31,
	2015	2014

Operating activities:
Net (loss) income	$(687)	$889
Adjustments to reconcile net (loss) income to net cash (used in ) provided by operating activities:
Common stock issued or to be issued for compensation	598	383
Deferred tax assets	-	755
Changes in assets and liabilities:
Trade accounts receivable, net	(2)	(17)
Prepaid expenses – related to settlements and licensing	783	1,140
Other current assets	(81)	(120)
Prepaid expenses – development agreement	(1,000)	-
Other assets	5	(2)
Trade accounts payable	(94)	276
Accrued expenses	(232)	(497)
Due to IDT Corporation	-	(6)
Deferred revenue	(1,603)	(2,278)
Income taxes payable	-	(82)
Net cash (used in) provided by operating activities	(2,313)	441

Financing activities
Common stock issued upon exercise of stock options	-	7
Net cash provided by financing activities	-	7

Net (decrease) increase in cash and cash equivalents	(2,313)	448
Cash and cash equivalents at beginning of period	18,620	21,232
Cash and cash equivalents at end of period	$16,307	$21,680

Supplemental schedule of noncash activities
Common stock withheld for payroll tax purposes	$-	$348

Supplemental cash flow information
Cash paid during the period for income taxes	$3	$82

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